Exhibit 21.1

LIST OF SUBSIDIARIES

Greece Renewable Energy Ventures 1, LLC, a California Limited Liability corporation
IAS Electronics (Shenzhen) Co., Ltd., a PRC WOFE
International Assembly Solutions, Limited, a Hong Kong corporation
Solar Green Technology S.p.A
Solar Tax Partners 2, LLC, a California Limited Liability corporation
SPI China (HK) Limited, a Hong Kong corporation
SPI China (PRC)
SPI Construction
SPI Manufacturing, Inc.
SPI Solar New Jersey, Inc. a New Jersey corporation
YES! Construction Services
YES!